Exhibit 99.1

Jarden Corporation
Rachel Wilson
914-967-9400

Investor Relations: Allison Malkin
ICR, Inc.
203-682-8200 Press: Liz Cohen Weber Shandwick 212-445-8044

FOR IMMEDIATE RELEASE

Jarden Corporation Announces Pricing of Euro 300 Million Private Offering of Senior Notes

Miami, FL – July 3, 2014 — Jarden Corporation (NYSE: JAH) (the “Company”) announced today the pricing of €300 million in aggregate principal amount of senior notes (the “Notes”) due 2021 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside of the U.S. pursuant to Regulation S under the Securities Act. The Notes would be guaranteed by certain of the Company’s domestic subsidiaries. The Notes will pay interest semiannually at a rate of 3 3⁄4% per annum and will mature on October 1, 2021. The closing of the offering is expected to occur on July 14, 2014, subject to the satisfaction of customary closing conditions.

The Company estimates that the net proceeds from the sale of the Notes will be approximately $400.5 million, after deducting estimated fees and expenses and original issue discount. The Company intends to use the net proceeds for general corporate purposes, which may include the funding of potential acquisitions.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes nor the related guarantees, nor shall there be any solicitation or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Notes nor the related guarantees have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the consummation of the Company’s proposed senior notes offering and the intended use of proceeds from such offering. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.